CEDAR SHOPPING CENTERS ANNOUNCES PRESIDENT AND CEO
LEO ULLMAN TO RETIRE JUNE 15, 2011

Bruce Schanzer Appointed President and CEO

Company is Committed to Achieving Growth in Shareholder Value

Port Washington, NY – June 1, 2011 – Cedar Shopping Centers, Inc. (NYSE: CDR) (“Cedar” or the “Company”) a fully-integrated real estate investment trust focused primarily on the ownership, operation, development and redevelopment of supermarket-anchored shopping centers in coastal mid-Atlantic and Northeast coastal states today announced that Leo S. Ullman, Chairman, President and Chief Executive Officer, will retire from Cedar effective June 15, 2011, the date of the Company’s annual meeting of shareholders and directors.

The Company also announced that Bruce Schanzer, 42, Managing Director - Real Estate Investment Banking at Goldman, Sachs & Co. has been named President and Chief Executive Officer effective as of that date.  In addition, Mr. Schanzer will join Cedar’s board of directors as a member.  Mr. Schanzer brings to the Company substantial expertise in the areas of corporate and real estate finance as well as commercial real estate law.  Mr. Ullman will act as consultant to the Company through September 30, 2011 in order to help effect a smooth transition.

Mr. Ullman stated, “I am very proud of what our team has built since starting out as a small real estate firm over three decades ago.  Cedar is in good hands with our new CEO, Bruce Schanzer, who has been a valued advisor to our Company since before we became a public company more than eight years ago, and I look forward to what Cedar will achieve under his leadership.  I am similarly enthused about our new CFO, Phillip Mays, a highly experienced and respected real estate industry executive.  He is ideally suited to work with Mr. Schanzer and our strong management team, and I remain as excited as ever about the growth opportunities for this fine Company.”

Paul G. Kirk Jr. Cedar’s Lead Director said, “On behalf of the entire Company and Board of Directors, we truly appreciate Leo’s leadership over the years in founding and developing Cedar and its portfolio. We want to thank Leo for his enormous contributions and we look forward to his future pursuits.”

Mr. Kirk continued, “Bruce Schanzer is a talented professional who brings an ideal combination of skills and experience to the Company.  We are confident that, as we look to the future, the Company and its shareholders will benefit from his unique perspective and capabilities.  Bruce has a deep background in real estate finance and law and as Managing Director of Real Estate Investment Banking at Goldman Sachs, he was responsible for numerous significant strategic advisory assignments and capital markets transactions.  His reputation for delivering knowledgeable, informed, and intelligent counsel in real estate matters is impeccable and we believe this is a great fit with the talented team already in place at Cedar.”

With nearly two decades of experience in the real estate area, Mr. Schanzer served for the past four years at Goldman, Sachs & Co., most recently as a Managing Director in Real Estate Investment Banking.  Prior to that, Mr. Schanzer was a Vice President at Merrill Lynch in the Real Estate Investment Banking division.  Earlier in his career, Mr. Schanzer practiced real estate law for six years in New York.  Mr. Schanzer received his MBA from the University of Chicago, J.D. from the Benjamin N. Cardozo School of Law, where he was a member of the Law Review, and Bachelor of Arts in Political Science from Yeshiva University.

Mr. Schanzer said, “I am pleased to join Cedar and I accept this position with the clear goal of moving the Company forward by executing upon its growth strategy while improving its financial performance.  I have great admiration for what Leo has achieved over the years and I look forward to building upon this foundation with our strong management team.”

On May 24, 2011, the Company also announced that Phillip R. Mays will join Cedar on June 7, 2011 as its Chief Financial Officer.  He succeeds Lawrence E. Kreider, who will serve as a consultant to the Company through a transition period.  Mr. Mays has significant experience as a financial and accounting executive over the past 19 years including extensive REIT and SEC experience.

About Cedar Shopping Centers
Cedar Shopping Centers, Inc. is a fully-integrated real estate investment trust which focuses primarily on the ownership, operation, development and redevelopment of "bread and butter"® supermarket-anchored shopping centers in coastal mid-Atlantic and Northeast coastal states. The Company presently owns (both exclusively or in joint venture) and manages approximately 16.1 million square feet of GLA at 131 shopping center properties, of which more than 75% are anchored by supermarkets and/or drugstores with average remaining lease terms of approximately 11 years.

Contact:
Sard Verbinnen & Co
Dan Gagnier/Nathaniel Garnick
(212) 687-8080